Exhibit 3.2

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF MASSROOTS, INC.

MassRoots, Inc., (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This certificate of amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Designations, Preferences, and Rights of the Series Y Convertible Preferred Stock filed with the Secretary of State on December 30, 2020, as amended, as follows:

Paragraph one of Section 5 of Certificate of Designations, Preferences, and Rights of the Series Y Convertible Preferred Stock is hereby amended by deleting in its entirety and substituting the following in lieu thereof:

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5. Conversion.

At any time after the Initial Issuance Date, as defined in this Section 5, each share of Series Y shall be convertible into validly issued, fully paid, and non-assessable shares of Common Stock, on the terms and conditions set forth in this Section 5.

In the event, the Corporation fails to complete either (i) the closing of a definitive agreement with Empire Services, Inc., a Virginia corporation (“Empire”), pursuant to which the Corporation acquires the entirety of issued and outstanding equity of Empire (the “Empire Transaction”); or (ii) the Common Stock Increase, on or before September 30, 2021, solely for the purpose of this Section 5, the Initial Issuance Date shall mean September 30, 2021. If the Empire Transaction and the Common Stock Increase are consummated on or prior to September 30, 2021, the Initial Issuance Date, solely for the purpose of this Section 5, shall mean November 30, 2022. “Common Stock Increase” means the filing and effectiveness of an amendment to the Corporation’s Certificate of Incorporation to increase the number of shares of the Common Stock that the Corporation is authorized to issue to 1,200,000,000 shares with the Secretary of State of the State of Delaware.

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2. Section 4 of Certificate of Designations, Preferences, and Rights of the Series Y Convertible Preferred Stock is hereby amended by adding thereto an additional paragraph, such paragraph is to read as follows:

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:17 AM 05/24/2021
FILED 11:17 AM 05/24/2021
SR 20212010922 - File Number 5325528

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In the event of (i) any issuance of Common Stock or Common Stock Equivalents by the Corporation for cash consideration in a transaction or series of transactions exempt from registration or registered under the Securities Act while any of the Series Y shares are outstanding (the “Qualified Equity Financing”), (ii) whereby the aggregate proceeds of the Qualified Equity Financing exceed $10 million in a six months period, 15% of the portion of the aggregate proceeds from the Qualified Equity Financing exceeding $10 million and 10% of the portion of the aggregate proceeds from the Qualified Equity Financing that does not exceed $10 million shall be used by the Corporation solely to exercise its redemption right under this Section 4 within five (30) days of the closing of the Qualified Equity Financing (the “Closing Date”), provided, that the Corporation shall exercise its redemption right on a pro rata basis to all holders of Series Y Preferred Stock as of the Closing Date. In the event the Corporation’s Common Stock is listed on a national securities exchange (the “Listing Event”), the Corporation shall exercise its redemption right under this Section 4 within thirty (30) days of the Listing Event to redeem up to 40% (“Redemption”) of the issued and outstanding shares of Series Y Preferred Stock (the “Listing Event Shares”) on a pro rata basis to all holders of Series Y Preferred Stock as of the date of the Listing Event. The Redemption % shall be reduced by any shares of Preferred Stock that are redeemed prior to the Listing Event. In the event, the Corporation fails to exercise its option to redeem Series Y Preferred Stock timely, then the entirety of the shares of Series Y Preferred Stock that the Corporation failed to redeem shall become convertible pursuant to Section 5 herein without any further instniment, and the each Holder of shares Series Y Preferred Stock shall be entitled to convert such shares in accordance with Section 5.

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3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer on May 24, 2021.

MassRoots, Inc.

By:	/s/ Isaac Dietrich
Name:	Isaac Dietrich
Title:	Chief Executive Officer